Exhibit 99.1

For Immediate Release

For more information: Alicia Clancy

alicia.clancy@regfuel.com;

(o) 515-239-8118; (m) 515-450-9692

REG® finalizes asset purchase of 30 mmgy biodiesel facility in Albert Lea, Minn.

Biodiesel industry leader purchases SoyMor Biodiesel, LLC. biorefinery assets for immediate production start-up with REG-9000® biodiesel availability by summer’s end

(ALBERT LEA, Minn.) July 12, 2011—Renewable Energy Group® (REG®) today announced the successful purchase of substantially all Albert Lea, Minn. assets of SoyMor Biodiesel, LLC, including its biodiesel plant, and the soy lecithin facility assets of SoyMor Cooperative in exchange for common stock and the assumption of certain liabilities.

“Renewable Energy Group is proud to add this production-proven, strategically-located facility to our network of owned and operated biorefineries,” explained REG’s CEO Jeff Stroburg of the 30 million gallon per year (mmgy) facility which has been idled since 2008.

“With nationwide demand for biodiesel growing steadily through implementation of the Renewable Fuels Standard (RFS2) and Minnesota’s continued biodiesel consumption leadership, we expect to quickly ramp up production at REG Albert Lea, LLC,” said Stroburg. “With a foundation in agriculture and expertise in domestically-produced, renewable energy, REG is proud to bring green-collar jobs to this rural economy while supporting ag producers in Minnesota and across the Midwest.”

The company has already begun the hiring process to employ more than 20 full-time, family-wage jobs including administrative positions, biodiesel plant operators and load-out staff.

“Our REG manufacturing team is already on-site at the facility to re-start the biodiesel process in order to have high quality, REG-9000® biodiesel available in the market very soon,” said Stroburg.

The REG Albert Lea, LLC facility will bring the REG owned/operated total to more than 210 million gallons. REG is the largest biodiesel producer in the United States.

REG was the general contractor and manager for the 30 mmgy refined vegetable oil feedstock biodiesel plant which originally began production in April 2005. With immense multi-feedstock technology and upgrade experience, REG officials noted the facility could be upgraded in order to process a wide variety of lower cost natural fats and oils including used cooking oil, inedible corn oil from ethanol production, and high free fatty acid materials.

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Safe Harbor Statement

This press release may contain forward-looking statements, including statements about the anticipated benefits of the proposed acquisition of SoyMor. Actual results could vary from those projected in the forward looking statements as a result of various factors, including the ability to effectively integrate an acquired business and technologies, our ability to re-start the biodiesel process at SoyMor, and the ability of the parties to work together successfully to achieve the anticipated benefits of the proposed acquisition.

About Renewable Energy Group®

Renewable Energy Group® is the nation’s largest biodiesel producer with a nationwide distribution and logistics system. Utilizing an integrated value chain model, Renewable Energy Group is focused on converting natural fats, oils and greases into advanced biofuels. With more than 210 million gallons of owned/operated annual production capacity at biorefineries across the country, REG® is a proven biodiesel partner in the distillate marketplace. For more than a decade, REG has been a reliable supplier of biodiesel which meets or exceeds ASTM quality specifications. REG-9000® branded biodiesel is distributed in nearly every state in the U.S. and is available beyond.